Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

SERIES C CONVERTIBLE PREFERRED STOCK

OF

NEXTDECADE CORPORATION

NEXTDECADE CORPORATION, a Delaware corporation (the “Corporation”), certifies that, pursuant to the authority contained in Article Fourth of its Second Amended and Restated Certificate of Incorporation, as amended prior to the date hereof (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the Delaware General Corporation Law (the “DGCL”), the board of directors of the Corporation duly approved and adopted on March 15, 2021 the following resolution, which resolution remains in full force and effect on the date hereof:

WHEREAS, the Certificate of Incorporation authorizes the issuance of up to 480,000,000 shares of Common Stock and up to 1,000,000 shares of preferred stock, par value $.0001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the board of directors of the Corporation, subject to limitations prescribed by law, to establish and fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations and restrictions of the shares of such series; and

WHEREAS, pursuant to Section 3.10 of the Amended and Restated Bylaws of the Corporation, as amended (the “Bylaws”), the board of directors of the Corporation may designate one or more committees, each such committee to consist of one or more of the directors of the Corporation in compliance with the Bylaws and all applicable laws, rules and regulations, including, but not limited to, the rules of the exchange on which the Corporation’s common stock is listed. Any such committee, to the extent provided by law and in the resolution of the board of directors of the Corporation establishing such committee, shall have and may exercise all the powers and authority of the board of directors of the Corporation in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it and, so long as the resolutions expressly so provides, such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock; and

WHEREAS, the board of directors of the Corporation established a special committee (the “Special Committee”) upon a determination by the board of directors of the Corporation that doing so was in the best interests of the Corporation and its stockholders, and by resolutions expressly authorized the Special Committee to negotiate and recommend to the board of directors of the Corporation for approval the designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations and restrictions of the Series C Preferred Stock defined below.

NOW, THEREFORE, BE IT RESOLVED, consistent with the recommendation of the Special Committee, that the Series C Convertible Preferred Stock be, and hereby is, created, and that the number of shares thereof, the voting powers thereof and the designations, preferences and relative, participating, optional and other special rights thereof and the qualifications, limitations and restrictions thereof be, and hereby are, as follows:

1.	General

(a)    The shares of such series are designated the Series C Convertible Preferred Stock (hereinafter referred to as the “Series C Preferred Stock”). The number of authorized shares constituting the Series C Preferred Stock shall be one hundred sixty-six thousand three hundred sixty-four (166,364) shares of Series C Preferred Stock. Subject to Section 6, that number from time to time may be increased or decreased (but not below the number of shares of Series C Preferred Stock then outstanding) by (i) further resolution duly adopted by the board of directors of the Corporation, or any duly authorized committee thereof, and (ii) the filing of amendments to the Certificate of Incorporation pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. The Corporation shall not have the authority to issue fractional shares of Series C Preferred Stock.

(b)    The Holders of shares of Series C Preferred Stock shall have equivalent rights, powers and preferences.

(c)    Shares of Series C Preferred Stock converted into Common Stock (as defined below) will be cancelled and will revert to authorized but unissued Preferred Stock, undesignated as to series.

(d)    In any case where any Dividend Payment Date is not a Business Day, then (notwithstanding any other provision of this Certificate of Designations) payment of dividends need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Dividend Payment Date; provided, however, that no interest will accrue on such amount of dividends for the period from and after such Dividend Payment Date, as the case may be.

(e)    The Series C Preferred Stock, with respect to payment of dividends and rights upon Liquidation (defined below), ranks: (i) senior in all respects to all Junior Stock; (ii) on a parity in all respects with all Parity Stock; and (iii) junior in all respects to all Senior Stock.

2.	Certain Defined Terms

As used in this Certificate of Designations, the following terms have the respective meanings set forth below:

(a)   “Affiliate” shall have the meaning ascribed to such term as of the date hereof in Rule 405 under the Securities Act.

(b)   “Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or the State of Texas are authorized or required by law or other governmental action to close.

(c)   “Cash Dividends” has the meaning specified in Section 3(a).

(d)   “Certificate of Designations” means this Certificate of Designations of the Series C Convertible Preferred Stock of the Corporation.

(e)   “Certificate of Incorporation” has the meaning specified in the first paragraph of this Certificate of Designations.

(f)   “Change of Control” means the occurrence of any of the following: (i) any sale, lease or transfer or series of sales, leases or transfers of all or substantially all of the assets of the Corporation and its Subsidiaries; (ii) any direct or indirect transfer of the Corporation’s securities (including pursuant to any merger, consolidation, share exchange, recapitalization or reorganization of the Corporation in which the Corporation is the surviving corporation) such that after such transfer a Person or group of Persons (other than the holders of the Corporation’s capital stock immediately prior to such transfer and their respective Affiliates) would own, directly or indirectly, 50% or more of the outstanding voting stock of the Corporation; (iii) any merger, consolidation, share exchange, recapitalization or reorganization of the Corporation with or into another Person where the Corporation is not the surviving corporation; or (iv) a majority of the board of directors of the Corporation ceases to be comprised of Incumbent Directors.

(g)   “Common Stock” means common stock of the Corporation, par value $.0001 per share.

(h)   “Conversion Price” has the meaning specified in each Series C Purchase Agreement by and between the Corporation and applicable Purchaser, a copy of which shall be made available to any stockholder of the Corporation upon request to the Corporate Secretary of the Corporation, subject to adjustment in accordance with the provisions of Section 5(g).

(i)   “Conversion Ratio” means, with respect to any share of Series C Preferred Stock, an amount (subject to adjustment in accordance with the provisions of Section 5(g)) equal to the quotient of (i) the sum of (A) the Series C Issue Price, plus (B) any accrued but unpaid dividends on such share of Series C Preferred Stock as of immediately prior to the conversion thereof in accordance with Section 5, divided by (ii) the Conversion Price.

(j)   “Corporation” has the meaning specified in the first paragraph of this Certificate of Designations.

(k)   “DGCL” has the meaning specified in the first paragraph of this Certificate of Designations.

(l)   “Dividend Payment Date” means January 15, April 15, July 15 and October 15 of each year, commencing on the date stipulated in Section 3(c).

(m)  “Dividend Rate” means a rate per annum equal to 12%.

(n)  “Dividend Record Date” means, with respect to any Dividend Payment Date, the March 15, June 15, September 15 or December 15, as applicable, immediately preceding such Dividend Payment Date.

(o)  “FID Event” means (i) the issuance of the notice to proceed in accordance with the engineering, procurement and construction contract for the Terminal with all conditions precedent thereunder for the issuance of such notice to proceed having been satisfied, and (ii) the procurement of all necessary debt or equity financing arrangements to engineer, procure and construct the Terminal under said agreement, with all conditions precedent thereunder for initial draw of funds having been satisfied.

(p)  “Holder” means, with respect to shares of Series C Preferred Stock, the stockholder in whose name such Series C Preferred Stock is registered in the stock books of the Corporation.

(q)  “Incumbent Directors” means the individuals who, as of the Original Issue Date, are directors of the Corporation and any individual becoming a director subsequent to the Original Issue Date whose election, nomination for election by the Corporation’s stockholders, or appointment was approved by a vote of at least a majority of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the board of directors of the Corporation occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) under the Securities Exchange Act of 1934, as amended) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board of directors of the Corporation.

(r)   “Junior Stock” means the Common Stock and any other class or series of shares of capital stock of the Corporation hereafter authorized or established by the board of directors of the Corporation over which the Series C Preferred Stock has priority in the payment of dividends and in the distribution of assets upon any Liquidation.

(s)  “Liquidation” means: (A) any voluntary or involuntary liquidation, dissolution, winding up of the Corporation; or (B) a Change of Control; provided, however, that for the purposes of this definition and Section 4, the following shall not be deemed a Liquidation: (i) a consolidation of the Corporation with a Subsidiary, so long as the ownership of the Corporation remains substantially the same immediately following such consolidation; (ii) a merger effected to change the jurisdiction of incorporation of the Corporation so long as the ownership of the Corporation remains substantially the same immediately the merger; or (iii) a public or private equity offering by the Corporation that does not result in a Change of Control.

(t)   “Mandatory Conversion Date” has the meaning specified in Section 5(b)(i).

(u)  “NASDAQ” means any of the national securities exchanges owned or operated by NASDAQ, Inc.

(v)  “Optional Conversion Date” has the meaning specified in Section 5(a)(ii).

(w)  “Original Issue Date” means the date of this Certificate of Designations.

(x)   “Parity Stock” means any class or series of shares of the Corporation that have pari passu priority with the Series C Preferred Stock in the payment of dividends or in the distribution of assets upon any Liquidation (including, for the avoidance of doubt, the Series A Preferred Stock and the Series B Preferred Stock).

(y)   “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity.

(z)   “PIK Dividend” has the meaning specified in Section 3(b).

(aa)   “PIK Dividend Amount” has the meaning specified in Section 3(b).

(bb)   “PIK Share” has the meaning specified in Section 3(b).

(cc)   “Preferred Holder” has the meaning specified in Section 4(a).

(dd)   “Preferred Stock” has the meaning specified in the recitals to this Certificate of Designations.

(ee)   “Purchasers” means the purchasers of Series C Preferred Stock pursuant to the Series C Purchase Agreements and their respective successors and permitted assigns.

(ff)   “Required Approval” means such approval of the Corporation’s stockholders as is necessary under the rules and regulations of NASDAQ (including NASDAQ Rule 5635(d)) to permit the issuance of the maximum number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock and exercise of the warrants issued in connection therewith.

(gg)  “Quarter” means the three-month period ending on each of March 31, June 30, September 30 and December 31 of each year, provided that, with respect to the first period following the Original Issue Date, such Quarter shall be deemed to include solely the portion of such period after the Original Issue Date.

(hh)  “Quarterly Dividends” has the meaning specified in Section 3(b).

(ii)   “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(jj)     “Senior Stock” means each class of capital stock or series of preferred stock established after the Original Issue Date by the board of directors of the Corporation, the terms of which expressly provide that such class or series will rank senior to the Series C Preferred Stock as to payment of dividends or in the distribution of assets upon any Liquidation.

(kk)   “Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $.0001 per share, of the Corporation.

(ll)   “Series B Preferred Stock” means the Series B Convertible Preferred Stock, par value $.0001 per share, of the Corporation.

(mm)   “Series C Issue Price” means an amount per share of Series C Preferred Stock equal to $1,000.00.

(nn)   “Series C Liquidation Preference” means, with respect to each share of Series C Preferred Stock outstanding as of immediately prior to any Liquidation, an amount equal to the greater of (i) an amount equal to the sum of (A) the Series C Issue Price, plus (B) any accrued but unpaid dividends on such share of Series C Preferred Stock as of immediately prior to such Liquidation in accordance with Section 3, and (ii) the amount that would be distributable pursuant to such Liquidation in respect of the shares of Common Stock into which such share of Series C Preferred Stock would be converted pursuant to Section 5 (without regard to any of the limitations on convertibility contained therein and plus any payment in respect of any fractional interest pursuant to Section 5(c)) if all outstanding shares of the Corporation’s Series C Preferred Stock were converted into shares of Common Stock as of immediately prior to such Liquidation.

(oo)   “Series C Preferred Stock” has the meaning specified in Section 1(a).

(pp)   “Series C Purchase Agreement” means each of those certain Series C Convertible Preferred Stock Purchase Agreements by and between the Corporation and each of the Purchasers for the purchase of Series C Preferred Stock governed by this Certificate of Designations.

(qq)   “Special Committee” has the meaning specified in the first paragraph of this Certificate of Designations.

(rr)   “Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

(ss)   “Terminal” means two or more liquefaction trains at the Rio Grande LNG terminal facility at the Port of Brownsville in southern Texas.

(tt)   “Trading Day” means a day during which trading in securities generally occurs on NASDAQ or, if the Common Stock is not listed on NASDAQ, on the New York Stock Exchange or, if the Common Stock is not listed on NASDAQ or the New York Stock Exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, “Trading Day” means a Business Day.

(uu)   “Transfer Agent” means Continental Stock Transfer & Trust Company, acting as the Corporation’s duly appointed transfer agent, registrar, conversion agent, dividend disbursing agent and paying agent for any securities of the Corporation, and its successors and assigns, or any other Person appointed to serve as transfer agent, registrar, conversion agent, dividend disbursing agent or paying agent by the Corporation.

(vv)     “VWAP” means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg page “NEXT:US <equity>” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant trading day until the close of trading on such trading day.

3.	Dividends

(a)    Dividends will, with respect to each share of Series C Preferred Stock, accrue on the Series C Issue Price at the Dividend Rate for each Quarter for the portion of such Quarter for which such share is outstanding, to and including the last day of such Quarter. Dividends on the Series C Preferred Stock will accrue on a daily basis (at the Dividend Rate assuming a 365-day year), whether or not declared. Subject to the rights of holders of any Senior Stock, Holders will be entitled to receive, prior to any distributions made in respect of any Junior Stock in respect of the same Quarter, out of funds legally available for payment, cash dividends (“Cash Dividends”) on the Series C Issue Price at the Dividend Rate on each Dividend Payment Date in arrears in respect of the Quarter ending immediately prior to such Dividend Payment Date, provided that such Cash Dividends will be payable only when, as and if declared by the board of directors of the Corporation, and with respect to any Quarter, no Cash Dividend will be declared or payable to any holder of Junior Stock or Parity Stock unless a Cash Dividend is declared or paid to Holders of Series C Preferred Stock in such Quarter.

(b)    Notwithstanding anything to the contrary in Section 3(a), if, at the election of the board of directors of the Corporation, the Corporation does not declare and pay all or any portion of a Cash Dividend payable on any Dividend Payment Date in accordance with Section 3(a) (with respect to each share of Series C Preferred Stock, the unpaid portion of such Cash Dividend, the “PIK Dividend Amount”), then the Corporation will deliver to each Holder of shares of Series C Preferred Stock, on such Dividend Payment Date, a number of shares of Series C Preferred Stock (each, a “PIK Share”) equal to the quotient of (i) the PIK Dividend Amount payable in respect of the shares of Series C Preferred Stock held by such Holder, divided by (ii) the Series C Issue Price (such dividend, a “PIK Dividend” and together with Cash Dividends, “Quarterly Dividends”). Any PIK Dividend declared and paid in accordance with this Section 3(b) will reduce, on a dollar-for-dollar basis, the amount of Cash Dividends otherwise required to be paid under Section 3(a) with respect to any Quarter. No fractional shares of Series C Preferred Stock shall be issued to any Holder pursuant to this Section 3(b) (after taking into account all shares of Series C Preferred Stock held by such Holder) and in lieu of any such fractional share, the Corporation shall pay to such Holder, at the Corporation’s option, either (1) an amount in cash equal to the applicable fraction of a share of Series C Preferred Stock multiplied by the Series C Liquidation Preference per share of Series C Preferred Stock or (2) one additional whole share of Series C Preferred Stock. Each share of Series C Preferred Stock paid as a PIK Dividend under this Section 3(b) shall have a deemed value equal to the Series C Issue Price. Notwithstanding anything to the contrary in this Section 3(b), the Corporation shall not declare or pay a Cash Dividend to any holder of shares of Junior Stock or Parity Stock in any Quarter if, during such Quarter, the Corporation declares or pays a PIK Dividend to any Holder of Series C Preferred Stock.

(c)    Quarterly Dividends will be payable in arrears on each Dividend Payment Date (commencing on the first Dividend Payment Date occurring at least forty-five (45) days after the Original Issue Date) for the Quarter ending immediately prior to such Dividend Payment Date, to the Holders of Series C Preferred Stock as they appear on the Corporation’s stock register at the close of business on the relevant Dividend Record Date. Notwithstanding the foregoing, the Corporation will not be required to pay Cash Dividends on the Series C Preferred Stock to the extent prohibited by any indebtedness of the Corporation or to pay any Quarterly Dividend on the Series C Preferred Stock to the extent not consistent with applicable law, but in such case, such unpaid amounts will be cumulative and will compound Quarterly on each Dividend Payment Date in arrears.

(d)    Subject to this Section 3, dividends (payable in cash, securities or other property) as may be determined by the board of directors of the Corporation may be declared and paid on any of the Corporation’s securities, including the Common Stock, from time to time out of funds legally available for such payment, provided, that in the event that the Corporation declares or pays any dividends upon the Common Stock, other than non-cash dividends that give rise to an adjustment to the Conversion Price pursuant to Section 5(g), the Corporation shall also declare and pay to the Holders of the Series C Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series C Preferred Stock had all of the outstanding Series C Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

(e)    The Corporation covenants that, so long as any shares of Series C Preferred Stock remain outstanding:

(i)    the Corporation will, from time to time, take all steps necessary to increase the authorized number of shares of its Preferred Stock or Series C Preferred Stock, as applicable, if at any time the authorized number of shares of Preferred Stock or Series C Preferred Stock remaining unissued would otherwise be insufficient to allow delivery of all PIK Shares deliverable as of the next applicable Dividend Payment Date, assuming that the Quarterly Dividends then payable would be paid in their entirety as PIK Dividends; and

(ii)    all PIK Shares will, upon issuance, be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer (other than restrictions on transfer arising under federal and state securities laws and under the Series C Purchase Agreement) and will be free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein and liens created by the Holder thereof).

4.	Liquidation

(a)    In the event of any Liquidation, subject to the rights of holders of any Senior Stock and before any distribution is made to holders of shares of Junior Stock, the Holders of the Series C Preferred Stock and Parity Stock (the “Preferred Holders”) will be entitled to receive in respect of each share of Series C Preferred Stock and Parity Stock held by such Preferred Holder as of immediately prior to such Liquidation, from the assets of the Corporation, or proceeds thereof, distributable among the holders of the Corporation’s then-outstanding shares of capital stock, an amount equal to their respective Series C Liquidation Preference or liquidation preference applicable to such share of Parity Stock, as the case may be. If, upon such Liquidation, the assets of the Corporation, or proceeds thereof, are insufficient to pay the full Series C Liquidation Preference and/or liquidation preference applicable to such share of Parity Stock, as the case may be, of each Preferred Holder, then all such assets and proceeds of the Corporation so distributable will be distributed ratably in respect of the then-outstanding shares of Series C Preferred Stock and Parity Stock, in proportion to their respective Series C Liquidation Preferences for the Series C Preferred Stock or liquidation preferences, as applicable.

(b)    Notice of any Liquidation will be given by mail, postage prepaid, not less than thirty (30) days prior to the distribution or payment date stated therein, to each Preferred Holder appearing on the stock books of the Corporation as of the date of such notice at the address of said Preferred Holder shown therein. Such notice will state a distribution or payment date, the aggregate Series C Liquidation Preference and/or liquidation preference distributable in respect of all shares of Series C Preferred Stock and Parity Stock, as applicable, then held by such Preferred Holder and the place where such amount will be distributable or payable.

(c)    After the payment to the Preferred Holders of all amounts distributable pursuant to Section 4(a), the Holders of outstanding shares of Series C Preferred Stock will have no right or claim, based on their ownership of shares of Series C Preferred Stock, to any of the remaining assets of the Corporation.

5.	Conversion

(a)    Optional Conversion by the Corporation. Subject to the terms and conditions of this Section 5(a), the Corporation shall have the option to force the conversion of all, but not less than all, of the Series C Preferred Stock at the Conversion Price on any date with respect to which the volume weighted average trading price of the Common Stock for each Trading Day during any sixty (60) of the prior ninety (90) Trading Days is equal to or greater than 175% of the then applicable conversion prices of the Series A Preferred Stock and the Series B Preferred Stock, subject to the following terms and conditions:

(i)    The Corporation shall give written notice to each Holder of its election to force conversion of the Series C Preferred Stock plus any accrued but unpaid dividends on the Series C Preferred Stock as of immediately prior to the conversion thereof.

(ii)    Each share of Series C Preferred Stock will be convertible pursuant to this Section 5(a) into a number of shares of Common Stock equal to the Conversion Ratio applicable to such share of Series C Preferred Stock as of immediately prior to the close of business on the day of surrender (or, if not a Business Day, then the next Business Day thereafter) of the certificate for such share for conversion in accordance with Section 5(a)(iii) or the day designated by the Corporation which is no more than ten Business Days after the date on which the optional conversion is triggered pursuant to clause (a) above (the “Optional Conversion Date”).

(iii)    Each Holder agrees to surrender at the office of the Corporation the certificate(s) therefor, duly endorsed or assigned to the Corporation or in blank.

(iv)    Shares of Series C Preferred Stock will be deemed to have been converted immediately prior to the close of business on the Optional Conversion Date, and at such time the rights of the Holder of such shares of Series C Preferred Stock as a holder thereof will cease and from and after such time the Person entitled to receive the Common Stock issuable upon such conversion will be treated for all purposes as the record holder of such Common Stock. As promptly as practicable on or after the Optional Conversion Date, the Corporation will issue and deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share, as provided in Section 5(c), to the Person or Persons entitled to receive the same.

(v)    In the event that the Corporation elects to force the conversion of the Series C Preferred Stock pursuant to this Section 5(a), then the Corporation must also convert each series of then-issued and outstanding Parity Stock at the same time, except to the extent, with respect to any Parity Stock issued after the Original Issue Date, such forced conversion is not permitted in accordance with the terms of and with respect to such Parity Stock.

(b)    Mandatory Conversion. The Corporation must convert all, but not less than all, of the Series C Preferred Stock into shares of Common Stock, on and subject to the following terms and conditions:

(i)    The Corporation must convert all of the Series C Preferred Stock into shares of Common Stock on the date that is the earlier of (i) the tenth (10th) Business Day following an FID Event, or (ii) the tenth anniversary of the Original Issue Date (the “Mandatory Conversion Date”).

(ii)    Each share of Series C Preferred Stock will be convertible pursuant to this Section 5(b) into a number of shares of Common Stock equal to the Conversion Ratio applicable to such share of Series C Preferred Stock as of immediately prior to the close of business on the Mandatory Conversion Date.

(iii)    Each share of Series C Preferred Stock will be deemed to have been converted immediately prior to the close of business on the Mandatory Conversion Date, and at such time the rights of the Holder of such shares of Series C Preferred Stock as a Holder thereof will cease and from and after such time the Person entitled to receive the Common Stock issuable upon such conversion will be treated for all purposes as the record holder of such Common Stock. As promptly as practicable on or after the conversion date and after surrender of the certificate(s) representing the converted Series C Preferred Stock, the Corporation will issue and deliver a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share, as provided in Section 5(c), to the Person or Persons entitled to receive the same.

(c)    Fractional Interests. If more than one share of Series C Preferred Stock is presented for conversion at the same time by the same Holder (either pursuant to Section 5(a) or Section 5(b)), the number of full shares of Common Stock which will be issuable upon such conversion thereof will be computed on the basis of the aggregate number of shares of Series C Preferred Stock to be converted by such Holder. The Corporation will not be required upon the conversion of any shares of Series C Preferred Stock to issue any fractional shares of Common Stock, but may, in lieu of issuing any fractional share of Common Stock that would otherwise be issuable upon such conversion, pay a cash adjustment in respect of such fraction in an amount equal to the product of (i) such fraction, multiplied by (ii) the volume-weighted average trading price of the Common Stock for the ten (10) Trading Days immediately prior to the Mandatory Conversion Date. No Holder of Series C Preferred Stock will be entitled to receive any fraction of a share of Common Stock or a stock certificate representing a fraction of a share of Common Stock if such amount of cash is paid in lieu thereof.

(d)    Reservation and Authorization of Common Stock. The Corporation covenants that, so long as any shares of Series C Preferred Stock remain outstanding:

(i)    the Corporation will at all times reserve and keep available, from its authorized and unissued Common Stock solely for issuance and delivery upon the conversion of the shares of Series C Preferred Stock, such number of shares of Common Stock as from time to time will be issuable upon the conversion in full of all outstanding shares of Series C Preferred Stock;

(ii)    the Corporation will, from time to time, take all steps necessary to increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued would otherwise be insufficient to allow delivery of all the shares of Common Stock then deliverable upon the conversion of all outstanding shares of Series C Preferred Stock; and

(iii)    all shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock will, upon issuance, be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer (other than restrictions on transfer arising under federal and state securities laws and the Series C Purchase Agreement) and will be free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein and liens created by the Holder thereof).

The Corporation hereby authorizes and directs the Transfer Agent for the Common Stock at all times to reserve stock certificates of deposit such stock certificates on behalf of the Corporation with the Depository Trust Company for such number of authorized shares of Common Stock as are required for such purpose.

(e)    Conversion Limitation.

(i)    Notwithstanding anything to the contrary contained in this Certificate of Designations, prior to the Corporation’s receipt of the Required Approval, (1) the number of shares of Common Stock that may be issued (i) under this Certificate of Designations, including Common Stock issued upon conversion of PIK Shares, and/or (ii) upon the exercise of all warrants issued in connection with the Series C Convertible Preferred Stock, in the aggregate, may not exceed 19.99% of the total shares of Common Stock issued and outstanding as of the effective date of the applicable Series C Purchase Agreement and (2) the Holder shall not be entitled to vote any shares of Series C Preferred Stock for the Required Approval. If prior to the Corporation’s receipt of the Required Approval, any conversion of Series C Preferred Stock, individually, or in the aggregate with shares of Common Stock theretofore issued (x) under this Certificate of Designations and (y) upon the exercise of warrants issued in connection with the Series C Preferred Stock, would result in the issuance of a number of shares of Common Stock greater than 19.99% of the total shares of Common Stock issued and outstanding as of the effective date of the applicable Series C Purchase Agreement (the “Maximum Amount”), then, upon such conversion, the Corporation shall pay to the converting Holder cash in lieu of such number of shares of Common Stock in excess of the Maximum Amount in an amount equal to (i) the number of shares of Common Stock in excess of the Maximum Amount which would otherwise be issuable to the Holder, multiplied by (ii) the VWAP of the Common Stock based on a trailing ten (10) Trading Day period beginning at 9:30 a.m. Eastern time on the tenth Trading Day prior to the date of such conversion and ending at 4:00 p.m. Eastern time on the Trading Day immediately prior to the date of such conversion, determined on a pro rata basis in respect of all converting Holders and/or exercising holders of warrants in the event of the concurrent conversions of Series C Preferred Stock or exercises of warrants by multiple Holders of Series C Preferred Stock and/or holders of warrants.

(ii)    The Corporation shall use its commercially reasonable best efforts to obtain the Required Approval at its annual meeting of stockholders to be held on or before June 30, 2021.

(f)    Payment of Taxes. The Corporation will pay any and all taxes (other than income taxes) that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of Series C Preferred Stock pursuant hereto. The Corporation also will not impose any service charge in connection with any conversion of the shares of Series C Preferred Stock to shares of Common Stock. The Corporation will not be required, however, to pay any tax or other charge imposed in respect of any transfer involved in the issue and delivery of any certificates for shares of Common Stock or payment of cash or other property to any recipient other than any such Holder of a share of Series C Preferred Stock converted, and in the case of, any such transfer or payment, the Transfer Agent for the Series C Preferred Stock and the Corporation will not be required to issue or deliver any certificate or pay any cash until (i) such tax or charge has been paid or an amount sufficient for the payment thereof has been delivered to the Transfer Agent for the Series C Preferred Stock or the Corporation, or (ii) it has been established to the Corporation’s satisfaction that any such tax or other charge that is or may become due has been paid.

(g)    Conversion Price Adjustment. The Conversion Price and the number and kind of shares of stock of the Corporation issuable on conversion shall be adjusted from time to time as follows:

(i)    Subdivisions and Combinations.

If the Corporation (a) subdivides its outstanding Common Stock into a greater number of shares or (b) combines its outstanding Common Stock into a smaller number of shares of Common Stock, then the Conversion Price in effect immediately after the effectiveness of such subdivision or combination shall be adjusted as follows:

CP1 = CP0 x (OS0 / OS1)

Where:

CP1 = the Conversion Price in effect immediately after the effectiveness of such subdivision or combination;

CP0 = the Conversion Price in effect immediately before the effectiveness of such subdivision or combination;

OS0 = the number of shares of Common Stock outstanding immediately before the effectiveness of such subdivision or combination; and

OS1 = the number of shares of Common Stock outstanding immediately after the effectiveness of such subdivision or combination.

(ii)    Dividends Payable in Shares of Common Stock.

If the Corporation pays a dividend or otherwise makes a distribution payable in shares of Common Stock to all or substantially all of the holders of the outstanding shares of any class or series of stock of the Corporation, the Conversion Price shall be adjusted as follows:

CP1 = CP0 x (OS0 / OS1)

Where:

CP1 = the Conversion Price in effect immediately after the close of business on the record date for such dividend or distribution;

CP0 = the Conversion Price in effect immediately before the close of business on the record date for such dividend or distribution;

OS0 = the number of shares of Common Stock outstanding immediately before the close of business on the record date for such dividend or distribution; and

OS1 = the number of shares of Common Stock outstanding immediately after payment of such dividend or distribution.

If the total number of shares constituting the dividend or distribution does not exceed 1.0% of the number of shares of Common Stock outstanding immediately before the close of business on the record date for such dividend or distribution, then unless adjustment is earlier required pursuant to Section 5(g)(v), no adjustment shall be made to the Conversion Price, but such shares constituting the dividend or distribution shall be included in the next succeeding dividend or other distribution for purposes of determining whether an adjustment to the Conversion Price shall occur in accordance with this sentence.  In case shares of Common Stock are not issued after a record date has been fixed, the Conversion Price shall be readjusted to the Conversion Price that would have been in effect if the record date had not been fixed.

(iii)    Common Stock Issuances. (A) If the Corporation shall at any time or from time to time, issue, sell or otherwise dispose of any additional shares of Common Stock (including shares owned or held by or for the account of the Corporation), however designated (other than (t) Common Stock or warrants or options to purchase such additional number of shares of Common Stock, in each case issued in connection with a bona fide acquisition, merger or similar transaction between the Corporation and a non-Affiliated third party; (u) shares of Common Stock issued pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities or the investment of additional optional amounts in shares of Common Stock under any such plan; (v) the issuance of any shares of Common Stock or options or rights to purchase such shares designated for such issuance as of the date hereof pursuant to any of the Corporation’s employee, director, trustee, or consultant benefit plans, employment agreements, or similar arrangements or programs; (w) the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable or convertible security outstanding as of the date shares of Series C Preferred Stock were first issued; (x) the issuance of any shares of Common Stock in connection with a conversion of shares of Series A Preferred Stock and Series B Preferred Stock after the date hereof; (y) a change (by merger, reclassification, or otherwise) in the par value of the Common Stock; or (z) the issuance of up to 7,500,000 shares of Common Stock or any securities convertible into or exchangeable or exercisable for up to 7,500,000 shares of Common Stock in one or more public offerings made after the date that shares of Series C Preferred Stock were first issued) then the Conversion Price shall be adjusted as follows:

CP1 = CP0 – (CP0 x SI/ OS1)

Where:

CP1 = the Conversion Price in effect immediately after the issuance of additional shares of Common Stock;

CP0 = the Conversion Price in effect immediately prior to the issuance of additional shares of Common Stock;

SI = the number of additional shares of Common Stock issued (excluding any shares described in clauses (t) – (z) above);

OS1 = the number of shares of Common Stock outstanding immediately after the issuance of additional shares of Common Stock.

(iv)    Deferral of Issuance of Additional Shares in Connection with Conversions between a Record Date and Occurrence of Triggering Event.

In any case in which this Section 5(g) requires that an adjustment as a result of any event become effective from and after a record date, the Corporation may elect to defer until after the occurrence of the event (a) issuing to the Holder of any shares of Series C Preferred Stock converted after the record date and before the occurrence of the event the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately before adjustment, and (b) paying to such Holder any amount in cash in lieu of a fractional share of Common Stock under Section 5(c) above. In any such case, the Corporation shall issue or cause a transfer agent to issue evidence, in a form reasonably satisfactory to the Holders of such shares of Series C Preferred Stock, of the right to receive the shares as to which the issuance is deferred.

(v)    Postponement of Small Adjustments.

Any adjustment in the Conversion Price otherwise required to be made by this Section 5 may be postponed until the earlier of (x) the day prior to the Optional Conversion Date or Mandatory Conversion Date, if applicable, or (y) the date of the next adjustment otherwise required to be made up to, but not beyond, one year from the date on which it would otherwise be required to be made, if such adjustment (together with any other adjustments postponed under this Section 5(g)(v) and not theretofore made) would not require an increase or decrease of more than 1% in such price and would not, if made, entitle the Holders of all then outstanding shares of Series C Preferred Stock upon conversion to receive additional shares of Common Stock equal in the aggregate to one-tenth of one percent (0.1%) or more of the then issued and outstanding shares of Common Stock. All calculations under this Section 5(g)(v) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(vi)    Reductions in Conversion Price to Avoid Tax Effects.

The board of directors of the Corporation may make such reductions in the Conversion Price, in addition to those required by this Section 5(g), as shall be determined by the board of directors of the Corporation in good faith to be advisable in order to avoid taxation to the recipients so far as practicable of any dividend of stock or stock rights or any event treated as such for federal income tax purposes.

(vii)    No Adjustment for Participating Transactions.

The Corporation shall not make any adjustment pursuant to this Section 5(g) if Holders of shares of Series C Preferred Stock are permitted to participate, concurrently with the holders of Common Stock and on an as-converted basis, in any transaction described in this Section 5(g).

(viii)    No Adjustment for Other Actions or Transactions.

No adjustment shall be made to the conversion rights of the Series C Preferred Stock except as specifically set forth in this Section 5(g).

(ix)    Successive Adjustments; Multiple Adjustments.

After an adjustment is made to the Conversion Price under this Section 5, any subsequent event requiring an adjustment under this Section 5 shall cause an adjustment to such Conversion Price, as so adjusted.

6.	Voting

(a)    The Holders of shares of Series C Preferred Stock shall only have such voting rights as provided for in this Section 6 or as otherwise specifically required by law, the Certificate of Incorporation, or the Bylaws.

(b)    As to matters upon which Holders of Series C Preferred Stock are entitled to vote separately as a class, the Holders of Series C Preferred Stock will be entitled to one vote per share of Series C Preferred Stock held. The approval of any such matters required to be submitted to such vote will be determined by the Holders holding a majority of the issued and outstanding shares of the Series C Preferred Stock. Each Holder of outstanding shares of Series C Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent), including any meetings where the Holders of shares of Series C Preferred Stock are entitled to vote as a class, in each case, in accordance with the Bylaws.

(c)    Each Holder of outstanding shares of Series C Preferred Stock shall be entitled to vote together with the holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation or otherwise), except as otherwise provided by law or this Certificate of Designations. In any such vote, each share of Series C Preferred Stock shall be entitled to a number of votes equal to the largest number of whole shares of Common Stock into which such share would be convertible as of the record date for such vote pursuant to Section 5(a) as though the conditions to conversion set forth in Section 5(a) had been satisfied and treating such record date as the Optional Conversion Date for purposes of such calculation (and in each case irrespective of whether the shares of Series C Preferred Stock are then convertible at the option of the Corporation pursuant to such Section 5(a)).

(d)    In addition to any other vote or consent of stockholders required by law, the Certificate of Incorporation, or the Bylaws, the Corporation will not, directly or indirectly, without the affirmative vote at a meeting (or the written consent with or without a meeting) of the Holders of at least a majority of the number of shares of Series C Preferred Stock then outstanding:

(i)    Authorize, create (by reclassification or otherwise) or approve the issuance of any shares of, or of any security convertible into, or convertible or exchangeable for shares of, any Senior Stock (or amend the terms of any existing shares to provide for such ranking);

(ii)    Authorize, create (by reclassification or otherwise) or approve the issuance of any shares of, or of any security convertible into, or convertible or exchangeable for shares of, Series C Preferred Stock or Parity Stock (or amend the terms of any existing shares to provide for such ranking) except for (i) authorized PIK Shares or shares of Parity Stock paid as dividends in-kind in accordance with the terms of the certificate of designations of such Parity Stock or (ii) Series C Preferred Stock not to exceed an aggregate purchase price of $50,000,000; or

(iii)    take any other corporate action that adversely affects any of the rights, preferences or privileges of the Series C Preferred Stock; provided, however, that for the avoidance of doubt this Section 6(d)(iii) shall not refer to any commercial or business decision made by the Corporation that may affect the value of the Series C Preferred Stock but does not change its rights, preferences or privileges (such as the incurrence of debt) or the issuance of Parity Stock permitted by Section 6(d)(ii).

(e)    In addition to any other vote or consent of stockholders required by law, the Certificate of Incorporation, or the Bylaws, the Corporation will not, directly or indirectly, without the affirmative vote at a meeting (or the written consent with or without a meeting) of the Holders of at least a majority of the number of shares of Series C Preferred Stock then outstanding: (i) amend, alter or repeal any of the provisions of the Certificate of Incorporation so as to affect adversely the powers, designations, preferences or rights of the Series C Preferred Stock or the Holders thereof; provided, however, that, for the avoidance of doubt, an amendment to the Certificate of Incorporation to authorize or create, or to increase the authorized amount of, any Junior Stock or Parity Stock will not be deemed to affect adversely the powers, designations, preferences or rights of the Series C Preferred Stock or the Holders thereof, or (ii) amend, alter or repeal any of the provisions of this Certificate of Designations.

For the avoidance of doubt, nothing herein limits the ability of the Corporation to issue Common Stock or incur indebtedness (other than indebtedness convertible or exchangeable for shares of Senior Stock, Series C Preferred Stock or Parity Stock).

7.	Uncertificated Shares and Certificated Shares; Transfer of Shares; Record Holders.

(a)    Restrictive Legends.

(i)    Legends. Until such time as the Series C Preferred Stock and Common Stock issued upon the conversion of Series C Preferred Stock, as applicable, have been sold pursuant to an effective registration statement under the Securities Act, or the Series C Preferred Stock or Common Stock issued upon the conversion of Series C Preferred Stock, as applicable, are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, each book-entry account or certificate issued with respect to a share of Series C Preferred Stock or any Common Stock issued upon the conversion of Series C Preferred Stock will, in addition to any legend required in respect of the Series C Purchase Agreement or any other agreement applicable to such shares, contain a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE APPLICABLE SECURITIES LAWS OF OTHER JURISDICTIONS, IF ANY. IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, PRIOR TO THE REGISTRATION OF ANY TRANSFER OTHER THAN TO A QUALIFIED INSTITUTIONAL BUYER IN RELIANCE ON RULE 144A PROMULGATED UNDER THE SECURITIES ACT OR A TRANSFER TO THE CORPORATION, THE CORPORATION RESERVES THE RIGHT TO REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE SECURITIES LAWS, IF ANY.

THESE SECURITIES ARE SUBJECT TO LIMITATIONS ON TRANSFER CONTAINED IN THOSE CERTAIN SERIES C CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENTS BY AND BETWEEN NEXTDECADE CORPORATION, A DELAWARE CORPORATION (THE “CORPORATION”), AND THE PURCHASER (AS DEFINED THEREIN).

(ii)    Removal of Legend. In connection with a sale of the Series C Preferred Stock or Common Stock issued upon the conversion of Series C Preferred Stock, as applicable, in reliance on Rule 144 promulgated under the Securities Act, the applicable holder or its broker shall deliver to the Corporation a broker representation letter providing to the Corporation any information the Corporation reasonably deems necessary to determine that such sale is made in compliance with Rule 144 promulgated under the Securities Act, including, as may be appropriate, a certification that such holder is not an affiliate of the Corporation (as defined in Rule 144 promulgated under the Securities Act) and a certification as to the length of time the applicable equity interests have been held. Upon receipt of such representation letter, the Corporation shall promptly remove the restrictive legend, and the Corporation shall bear all costs associated with the removal of such legend. At such time as the Series C Preferred Stock and Common Stock issued upon the conversion of Series C Preferred Stock, as applicable, (A) have been sold pursuant to an effective registration statement under the Securities Act, (B) have been held by the applicable holder for more than one year where the holder is not, and has not been in the preceding three months, an affiliate of the Corporation (as defined in Rule 144 promulgated under the Securities Act), or (C) no longer require such restrictive legend, as set forth in an opinion of counsel reasonably satisfactory to the Corporation, if the restrictive legend is still in place, the Corporation agrees, upon request of such holder, to take all steps necessary to promptly effect the removal of such legend, and the Corporation shall bear all costs associated with such removal of such legend. The Corporation shall cooperate with the applicable holder to effect the removal of such legend at any time such legend is no longer appropriate.

(b)    Shares of Series C Preferred Stock.

(i)    Form and Dating. Unless otherwise requested in writing by a Holder to the Corporation, the shares of Series C Preferred Stock and any shares of Common Stock issued upon conversion thereof shall be in uncertificated, book-entry form. If certificated shares of Series C Preferred Stock are requested by a Holder, then certificates representing shares of Series C Preferred Stock and the Transfer Agent’s certificate of authentication will be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designations. Each Series C Preferred Stock certificate may have notations, legends or endorsements required by law or stock exchange rules, provided that any such notation, legend or endorsement is in a form acceptable to the Corporation. Each Series C Preferred Stock certificate will be dated the date of its authentication.

(ii)    Execution and Authentication. Two officers of the Corporation shall sign each Series C Preferred Stock certificate for the Corporation by manual or facsimile signature.

(A)    If an officer of the Corporation whose signature is on a Series C Preferred Stock certificate no longer holds that office at the time the Transfer Agent authenticates the Series C Preferred Stock certificate, the Series C Preferred Stock certificate will be valid nevertheless.

(B)    A Series C Preferred Stock certificate will not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Series C Preferred Stock certificate. The signature will be conclusive evidence that the Series C Preferred Stock certificate has been authenticated under this Certificate of Designations.

(C)    The Transfer Agent shall authenticate and deliver certificates for shares of Series C Preferred Stock for original issue upon a written order of the Corporation signed by two officers of the Corporation. Such order will specify the number of shares of Series C Preferred Stock to be authenticated and the date on which the original issue of the Series C Preferred Stock is to be authenticated.

(D)    The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Corporation to authenticate the certificates for the Series C Preferred Stock. Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for the Series C Preferred Stock whenever the Transfer Agent may do so. Each reference in this Certificate of Designations to authentication by the Transfer Agent includes authentication by such agent. An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.

(iii)    Transfer. When any certificate representing shares of Series C Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such shares, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that such shares being surrendered for transfer will be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing, and accompanied by a certification in substantially the form of Exhibit B hereto.

(iv)    Replacement Certificates. If any of the Series C Preferred Stock certificates are mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series C Preferred Stock certificate, or in lieu of and substitution for the Series C Preferred Stock certificate lost, stolen or destroyed, a new Series C Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series C Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series C Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

(v)    Cancellation. In the event the Corporation purchases or otherwise acquires certificates representing shares of Series C Preferred Stock, the same will thereupon be delivered to the Transfer Agent for cancellation. The Transfer Agent and no one else shall cancel and destroy all Series C Preferred Stock certificates surrendered for transfer, exchange, replacement or cancellation and deliver a certificate of such destruction to the Corporation unless the Corporation directs the Transfer Agent to deliver canceled Series C Preferred Stock certificates to the Corporation. The Corporation may not issue new Series C Preferred Stock certificates to replace Series C Preferred Stock certificates to the extent they evidence Series C Preferred Stock which the Corporation has purchased or otherwise acquired.

(c)    Record Holders. Prior to due presentment for registration of transfer of any shares of Series C Preferred Stock, the Transfer Agent and the Corporation may deem and treat the Person in whose name such shares are registered as the absolute owner of such Series C Preferred Stock, and neither the Transfer Agent nor the Corporation shall be affected by notice to the contrary.

(d)    No Obligation of the Transfer Agent. The Transfer Agent will have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Designations or under applicable law with respect to any transfer of any interest in any Series C Preferred Stock other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Designations, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

8.	No Other Rights

Without limiting the rights and obligations of the Corporation and any Holder of Series C Preferred Stock pursuant to any contract or agreement between the Corporation and any such Holder of Series C Preferred Stock, the shares of Series C Preferred Stock will not have any powers, designations, preferences or relative, participating, optional or other special rights, nor will there be any qualifications, limitations or restrictions or any powers, designations, preferences or rights of such shares, other than as set forth in this Certificate of Designations, the Certificate of Incorporation, the Bylaws or as may be provided by law.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed and attested this day of March 17, 2021.

THE CORPORATION:

NEXTDECADE CORPORATION

		By:	/s/ Matthew Schatzman
Name: Matthew Schatzman
Title: Chief Executive Officer

Attest:	/s/ Krysta De Lima
Name:	Krysta De Lima
Title:	General Counsel

Signature page to Certificate of Designations of

Series C Convertible Preferred Stock of NextDecade Corporation

EXHIBIT A

FORM OF SERIES C CONVERTIBLE PREFERRED STOCK

FACE OF SECURITY

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE APPLICABLE SECURITIES LAWS OF OTHER JURISDICTIONS, IF ANY. IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, PRIOR TO THE REGISTRATION OF ANY TRANSFER OTHER THAN TO A QUALIFIED INSTITUTIONAL BUYER IN RELIANCE ON RULE 144A PROMULGATED UNDER THE SECURITIES ACT OR A TRANSFER TO THE CORPORATION, THE CORPORATION RESERVES THE RIGHT TO REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE SECURITIES LAWS, IF ANY.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO LIMITATIONS ON TRANSFER CONTAINED IN THOSE CERTAIN SERIES C CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENTS BY AND BETWEEN NEXTDECADE CORPORATION, A DELAWARE CORPORATION (THE “CORPORATION”), AND THE PURCHASER (AS DEFINED THEREIN).

Exhibit A-1

Certificate Number	[●] Shares of
[●]	Series C Convertible Preferred Stock

Series C Convertible Preferred Stock

of

NEXTDECADE CORPORATION

NEXTDECADE CORPORATION, a Delaware corporation (the “Corporation”), hereby certifies that [●] (the “Holder”) is the registered owner of [●] fully paid and non-assessable shares of preferred stock, par value $.0001 per share, of the Corporation designated as the Series C Convertible Preferred Stock (the “Series C Preferred Stock”). The shares of Series C Preferred Stock are transferable on the books and records of the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series C Preferred Stock represented hereby are issued and will in all respects be subject to the provisions of the Certificate of Designations adopted by the Corporation on [●], as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used but not otherwise defined herein will have the respective meanings given to such terms in the Certificate of Designations. The Corporation will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Corporation at its principal place of business.

The Conversion Price of the shares of Series C Preferred Stock represented hereby is initially $[●], subject to adjustment in accordance with the Certificate of Designations.

Reference is hereby made to select provisions of the Series C Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which provisions and the Certificate of Designations will for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these shares of Series C Preferred Stock will not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Corporation has executed this certificate this [●] day of [●].

NEXTDECADE CORPORATION
By:
Name:
Title:

By:
Name:
Title:

Exhibit A-2

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

These are shares of the Series C Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated: [●]

[Continental Stock Transfer & Trust Company], as Transfer Agent,

By:
Authorized Signatory

Exhibit A-3

REVERSE OF SECURITY

The shares of Series C Preferred Stock will be convertible into shares of the Corporation’s Common Stock at the option of the Holder or the Corporation and redeemable by the Corporation, in each case, upon the satisfaction of the respective conditions and in the respective manner and according to the respective terms set forth in the Certificate of Designations.

The Corporation will furnish without charge to each Holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences or rights.

Exhibit A-4

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series C Preferred Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of Series C Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:
(Sign exactly as your name appears on the other side of this Series C Preferred Stock Certificate)

Signature Guarantee[1]

1Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit A-5

EXHIBIT B

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER OF PREFERRED STOCK

Re:         Series C Convertible Preferred Stock (the “Series C Preferred Stock”) of NextDecade Corporation, a Delaware corporation (the “Corporation”)

This Certificate relates to [●] shares of Series C Preferred Stock held by [●] (the “Transferor”).

The Transferor has requested the Transfer Agent by written order to exchange or register the transfer of Series C Preferred Stock.

In connection with such request and in respect of such Series C Preferred Stock, the Transferor does hereby certify that the Transferor is familiar with the Certificate of Designations relating to the above-captioned Series C Preferred Stock and that the transfer of this Series C Preferred Stock does not require registration under the Securities Act of 1933, as amended (the “Securities Act”), because (please check the applicable box):

☐         such shares of Series C Preferred Stock are being acquired for the Transferor’s own account without transfer;

☐         such shares of Series C Preferred Stock are being transferred to the Corporation;

☐         such shares of Series C Preferred Stock are being transferred to a qualified institutional buyer (as defined in Rule 144A under the Securities Act), in reliance on Rule 144A; or

☐         such shares of Series C Preferred Stock are being transferred in reliance on, and in compliance with, another exemption from the registration requirements of the Securities Act (and based on an opinion of counsel if the Corporation so requests).

[●]
By:
Date:

Exhibit B-1